UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 28, 2009
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EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)
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Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5 Quebrada Arenas Ward San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 622-0101
(Registrant’s telephone number, including area code)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01                      Other Events.

On May 28, 2009, Board of Directors (the “Board”) of EuroBancshares, Inc. (the “Company”) elected to (i) defer interest payments on the Company’s $20.6 million of floating rate junior subordinated deferrable interest debentures relating to the trust preferred securities issued by its wholly-owned subsidiary, Eurobank Statutory Trust II and (ii) suspend payments of dividends on its 6.825% Noncumulative Preferred Stock, Series A.  Although the Company and its subsidiary, Eurobank, continue to be “well-capitalized” for regulatory capital purposes, the Board elected to proceed with these initiatives in order to preserve and maintain its current capital position and better enable the Company to address any further challenges that may arise in this current economic environment.

The terms of the debentures and trust indenture allow for the Company to defer interest payments for up to 20 consecutive quarters.  As such, the deferral of interest does not constitute a default.  During the period that the interest deferrals have been elected, the Company will continue to record the expense associated with the debentures.  Upon the expiration of the deferral period, all accrued and unpaid interest will be due and payable.  During the deferral period, the Company is precluded from paying dividends on its capital stock or from repurchasing shares of its capital stock.  As a result, on May 28, 2009, the Board also determined to suspend the payment of dividends on its 6.825% Noncumulative Preferred Stock, Series A.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: June 2, 2009	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer